Exhibit 10.2

Execution Copy

[***] Certain portions of this exhibit have been omitted because they are not material and the registrant customarily and actually treats that information as private or confidential.

Amendment. No. 1 to COLLABORATION AGREEMENT

This Amendment No. 1 , (this “Amendment”) dated as of June 28, 2021 (the “Effective Date”), to that certain Collaboration Agreement, dated as of December 10, 2020 (the “Agreement”), by and between, on the one hand, Fusion Pharmaceuticals, Inc., a Canadian federal corporation with its registered offices at 270 Longwood Road S, Hamilton, Ontario L8P 0A6, Canada (“FPI”) and, on the other hand, TRIUMF Innovations Inc. (“TI”), a not-for-profit corporation continued under the Canada Not-for-profit Corporations Act, with its registered offices at 4004 Wesbrook Mall, Vancouver BC V6T 2A3, Canada and TRIUMF JV, a joint venture of The Governors of The University of Alberta, The University of British Columbia, The Governors of the University of Calgary, Carleton University, University of Guelph, University of Manitoba, McMaster University, Université de Montréal, Queen’s University, University of Regina, Simon Fraser University, The Governing Council of the University of Toronto, The University of Victoria and York University, and such other universities who have become or may become full members established pursuant to a contract governed by the laws of the Province of British Columbia, having its principal place of business at 4004 Wesbrook Mall, Vancouver BC V6T 2A3, Canada (collectively, TRIUMF Innovations Inc. and TRIUMF JV, “TRIUMF”).  Each of FPI, TI and TRIUMF JV may be referred to herein as a “Party” or together as the “Parties.”

BACKGROUND

WHEREAS, TRIUMF JV has transferred all of its assets and assigned all of its rights and obligations under the Agreement to its successor organization, TRIUMF INC. (the “Assignment”); and

WHEREAS, Section 14.5 (b) of the Agreement contemplates the Assignment and FPI has been provided with notification of such Assignment and provided its consent pursuant to the signed consent letter dated May 19, 2021; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Section 2.1(a)(v) of the Agreement is hereby deleted and the following is inserted in its place: “TRIUMF and FPI will negotiate and finalize the Phase 2 Collaboration Plan by no later than [***].  TRIUMF and FPI will negotiate and finalize the Phase 3 Framework on a timely basis, subject to, and following, the validation of the Ra-226 Production Process as provided in the Phase 2 Collaboration Plan. At the conclusion of Phase 1, TRIUMF will have full ownership of

Ac-225 Manufactured during Phase 1 in excess of the quantity required to be provided to FPI in accordance with the Phase 1 Collaboration Plan and the Phase 1/2 Supply Agreement.”

2.All terms set forth in this Amendment shall have the definitions as set forth in the Agreement.

3.All other terms and conditions of the Agreement remain in full force and effect.

4.This Amendment may be executed in three (3) identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one (1) and the same instrument.  In addition, signatures may be exchanged by facsimile or PDF.

In Witness Whereof, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

Fusion Pharmaceuticals Inc.	TRIUMF Innovations Inc.

Sign: /s/Maria Stahl	Sign: /s/Kathryn Hayashi

Print Name: Maria Stahl	Print Name: Kathryn Hayashi

Title: Chief Legal Officer	Title: President & CEO

TRIUMF INC.

Sign: /s/Jim Hanlon

Print Name: Jim Hanlon

Title: Chief Administrative Officer